Exhibit 10.1

January 26, 2015

Mr. Richard A. Kaplan

CEO

Torvec, Inc.

1999 Mt. Read Blvd., Bldg. 3

Rochester, NY 14615

Dear Dick:

This letter will serve to formally notify you that I will be resigning as Chief Financial Officer at Torvec, Inc. I was recently offered a new CFO opportunity with a company in the Rochester area that also has a great deal of potential, and I have decided to accept their offer.

I am willing to do whatever I can over the next few weeks to help make my transition as smooth as possible. I am planning that my last formal day of employment with Torvec will be February 13, 2015. If you have a desire to have me help beyond this date, let’s discuss how we can most effectively do this. I will try to help out as much as I can as I settle into my new role.

The past 4+ years that I have spent with Torvec have been great. I have thoroughly enjoyed working with you and helping to make the necessary changes to give Torvec the best chance for success. I will miss the people a lot and the great working relationships I have built. While we certainly have seen many ups and downs together over the past few years, I believe the path that Torvec is on is a good one that will result in the success of bringing great products to market.

Thank you for all the support and confidence you have given me during my time with the Company. I appreciate your understanding, and I wish you all the very best.

Sincerely,

/s/ Robert W. Fishback

Robert W. Fishback

Chief Financial Officer